Exhibit 99.1
Avantor Reports Fourth Quarter and Full-Year 2019 Results

•	Net sales $1.52 billion, net income $70.6 million, adjusted EBITDA $263.6 million

•	Diluted GAAP EPS $0.09; adjusted EPS $0.19, up 89.9%

•	Operating cash flow $87.0 million, up 16%, unlevered free cash flow $187.8 million

•	Further reduced adjusted net leverage to 4.6X from 7.0X at January 1, 2019

•	Full-year 2019 net sales $6.04 billion, up 5.1% organic

•	Full-year 2019 net income $37.8 million, adjusted EBITDA $1.03 billion, up 9.1%

•	Full-year 2019 diluted GAAP EPS $(0.84), adjusted EPS $0.58, up 61.8%

•	Full-year 2019 operating cash flow $354.0 million, up 76%; unlevered free cash flow $607.3 million
Radnor, Pa. – February 7, 2020 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries, today reported financial results for the quarter and year ended December 31, 2019.
“We were pleased to conclude 2019 with great momentum driven by strong sales across our biopharma business, continued margin expansion and robust cash flow generation,” said Michael Stubblefield, Chief Executive Officer of Avantor. “In our first year as a public company, we made great progress in executing our growth strategy, deleveraging our balance sheet, and strengthening our capabilities to serve our customers around the world.”
“For 2020, we look forward to another strong year with revenue expected to grow 4% to 6% on an organic basis, healthy margin expansion and further deleveraging. We are proud to contribute to scientific advances around the world and are excited about the opportunities ahead,” Stubblefield concluded.

Fourth Quarter 2019
For the three months ended December 31, 2019, net sales were $1.52 billion, an increase of 3.4% compared to the fourth quarter of 2018. Foreign currency translation had a negative impact of approximately 0.9%. Organic sales growth was 4.3%, led by high-single-digit growth in our biopharma business, reflecting ongoing strength in our portfolio of customized proprietary solutions.
Net income increased to $70.6 million from a loss of $53.3 million in the prior-year period. Adjusted EBITDA increased 11.8% to $263.6 million and was up 12.7% excluding negative foreign exchange impact. These results reflect stronger volumes and pricing, favorable product mix, the ongoing impact of the VWR integration synergies, and execution discipline enabled by the Avantor Business System.
Diluted GAAP EPS was $0.09 compared to a loss for the prior-year period, while adjusted EPS increased 89.9% to $0.19. Cash performance was also strong as the company generated $187.8 million of unlevered free cash flow and free cash flow of $74.9 million, up 16% from the prior-year period. This excellent performance reflects strong operational execution as well as the benefit of reduced interest expense and an improved tax rate.
Fourth Quarter 2019 — Segment Results
Management uses Management EBITDA to measure and evaluate the internal operating performance of the Company’s business segments. Management EBITDA is also our segment reporting profitability measure under generally accepted accounting principles.
Americas
In the Americas, net sales were $883.8 million, up 3.0% from the fourth quarter of 2018 and up 3.1% on an organic basis, reflecting continued strength in the biopharma and education end markets, partly offset by lower government and healthcare spending.
Management EBITDA was $166.3 million, down 0.8% from the fourth quarter of 2018. Absent a favorable inventory adjustment in 2018, Management EBITDA would have been up 4.2% versus the prior year.
Europe
In Europe, net sales were $540.3 million, an increase of 0.8% from the fourth quarter of 2018, and an increase of 3.5% on an organic basis. We experienced high-single-digit growth in our biopharma business and double-digit growth in our healthcare platform, partly offset by lower sales in education & government.
Management EBITDA was $103.0 million, up 6.9% versus the fourth quarter of 2018 and up 10.4% excluding negative foreign exchange impact. Management EBITDA benefited from favorable mix, with strong sales of proprietary materials in our biopharma production and biomaterial product categories.

AMEA
In AMEA, net sales were $99.9 million, up 24.9% from the fourth quarter of 2018 and up 22.7% on an organic basis. We experienced high-double-digit growth in our biopharma business, driven by strong sales in our bioproduction platform.
Management EBITDA was $32.4 million, up 69.5%, reflecting strong sales of higher-margin proprietary materials in our biopharma business.
Full-Year 2019 Highlights
Net sales growth, gross margin improvement, reduced operating costs, lower interest expense and an improved tax rate each contributed to strong performance in 2019 compared to 2018. For the 12 months ended December 31, 2019, net sales were $6.04 billion, an increase of 3.0% compared to 2018, as organic growth of 5.1% was partly offset by negative foreign currency translation impact. Both volume and favorable pricing contributed to sales growth.
By region, organic growth was 3.8% in the Americas, 5.7% in Europe and 15.4% in AMEA. Globally, biopharma sales were up 9.8% for the year.
Net income for the year increased to $37.8 million from a loss of $(86.9) million in 2018. Adjusted EBITDA for the year was $1.03 billion, up 9.1%, or 11.0% excluding a negative foreign exchange impact.
Diluted GAAP EPS was a loss of $(0.84) compared to a loss of $(2.69) for the prior year, while adjusted EPS increased 61.8% to $0.58 from $0.36 in 2018. This robust increase reflects strong operational execution as well as the benefit of reduced interest expense and an improved tax rate.
Cash generated by operating activities was $354.0 million in 2019 compared to $200.5 million in 2018. Unlevered free cash flow was $607.3 million. At December 31, 2019, adjusted net leverage was 4.6x, down from 7.0x at January 1, 2019.
Full-Year 2020 Outlook
The Company projects organic sales to be up 4% to 6% for 2020. Adjusted EBITDA is projected to be in the range of $1.090-1.135 billion, or an increase of 6% to 10%. Guidance for full-year adjusted EPS is $0.74-0.79, up 27-36%. Free cash flow is expected to be in the range of $450-500 million, up 50-65% from 2019.
Our outlook assumes:

•	Current foreign exchange rates (e.g., Euro 1.11)

•	Adjusted shares outstanding of 642.7 million

•	Annual effective adjusted tax rate of 25-26%

A quantitative reconciliation of organic sales, adjusted EBITDA, adjusted EPS and free cash flow outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from such outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include the timing and cost of future restructuring activities, charges related to the early retirement of debt, changes in tax rates and other non-recurring items.
Leadership Update
Avantor today also provided an update on its Executive Leadership Team. Corey Walker, Executive Vice President, Americas, has decided to leave the Company to serve as President of a company outside the Life Sciences industry. He will remain with Avantor through mid-February to ensure a smooth transition. The Company has initiated a search for a successor.  In the interim, Avantor’s CEO, Michael Stubblefield, will oversee the high-performing Americas region and the senior leadership team will report directly to him.
Avantor also announced two additions to the company’s Executive Leadership Team, reporting to Mr. Stubblefield:
Mark Murray joined Avantor on January 13, 2020, as Executive Vice President of the Biomaterials and Advanced Technologies Platform.  Mr. Murray brings extensive global sales, marketing, operations, and strategy leadership in key related industries through his more than 25 years of experience at McKinsey, Honeywell, and Celanese.
Sven Henrichwark joined Avantor on January 21, 2020, as Executive Vice President of its newly created Asia Pacific Region (APAC), following the separation of the Company’s Asia, Middle East & Africa Region into two commercial sub-regions.  Mr. Henrichwark will be responsible for building Avantor’s presence and driving growth in the APAC Region, with a specific focus on China. He brings 20 years of leadership experience in the biotech, life science and medical technology industries, including 12 years at GE Healthcare.
Conference Call
Avantor will host a conference call to discuss its results today, February 7, at 8:30 a.m. ET. To hear the live webcast, please see the Investors section of the Company’s website at www.avantorsciences.com. Or you may listen to the call by dialing (866) 211-4132 (domestic) or (647) 689-6615 (international) and use the conference code 4585832. Prior to the webcast, a presentation relating to the earnings call will be available on the Company’s website.
Following the live webcast, an audio archive of the webcast and the slide presentation will be available under https://ir.avantorsciences.com/investors/events-and-presentations/.

About Avantor
Avantor is a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries. We operate in more than 30 countries and deliver an extensive portfolio of products and services. We set science in motion to create a better world.
Use of non-GAAP Financial Measures
To evaluate our performance, we monitor a number of key indicators. As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.
The non-GAAP financial measures used in this press release are organic sales, adjusted EBITDA, adjusted net income, pro forma adjusted EPS, adjusted net leverage, free cash flow and unlevered free cash flow.

•
Organic sales eliminates the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented. This measurement is used by our management for the same reason.

•
Adjusted EBITDA is used by investors to measure and evaluate our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain infrequently occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods presented.

•
Adjusted Net Income is used by investors to measure and evaluate our operating performance exclusive of amortization and certain infrequent occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods and includes of income tax expense, interest expense and depreciation.

•
Adjusted EPS is our diluted earnings per share adjusted to normalize the number of shares outstanding and to exclude amortization and various infrequently occurring items on an after-tax basis. The normalization of shares reflect for all periods (i) the total number of shares of common stock outstanding following our initial public offering, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock) into common stock. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented. This measurement is used by our management for the same reason.

•
Adjusted net leverage is equal to our gross debt, reduced by our cash and cash equivalents, divided by our trailing 12-month Adjusted EBITDA (excluding stock-based compensation expense and including the run rate effect of synergies). We believe that this measurement is useful to investors as a way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business. This measurement is used by our management for the same reason.

•
Free cash flow and unlevered free cash flow are equal to our cash flow from operating activities, excluding capital expenditures and, in the case of unlevered free cash flow, including our cash interest net of tax. We believe that these measurements are useful to investors as they provide a view on the Company’s ability to generate cash for use in financing or other investment activities. These measurements are used by management for the same reason.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release, including our full-year 2020 outlook, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our Registration Statement on Form S-1 (File No. 333-229578) and our Form 10-K that we expect to file next week, as such risk factors may be updated from time to time in our periodic filings with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Avantor, Inc. and subsidiaries
Consolidated statements of operations

(in millions, except per share data)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net sales	$1,524.0	$1,473.9	$6,040.3	$5,864.3
Cost of sales	1,043.6	1,041.1	4,119.6	4,044.5
Gross profit	480.4	432.8	1,920.7	1,819.8
Selling, general and administrative expenses	328.5	333.3	1,368.9	1,405.3
Fees to New Mountain Capital	—	0.2	—	1.0
Operating income	151.9	99.3	551.8	413.5
Interest expense	(98.0)	(135.1)	(440.0)	(523.8)
Loss on extinguishment of debt	(3.5)	—	(73.7)	—
Other (expense) income, net	(0.4)	(10.5)	2.5	(3.5)
Income (loss) before income taxes	50.0	(46.3)	40.6	(113.8)
Income tax benefit (expense)	20.6	(7.0)	(2.8)	26.9
Net income (loss)	$70.6	$(53.3)	$37.8	$(86.9)

Net income (loss)	$70.6	$(53.3)	$37.8	$(86.9)
Accumulation of yield on preferred stock	(16.1)	(71.1)	(152.5)	(269.5)
Adjustment of series A preferred stock to redemption value	—	—	(220.4)	—
Net income (loss) available to common stockholders of Avantor, Inc.	$54.5	$(124.4)	$(335.1)	$(356.4)
Earnings (loss) per share:
Basic	$0.10	$(0.94)	$(0.84)	$(2.69)
Diluted	0.09	(0.94)	(0.84)	(2.69)
Weighted average shares outstanding:
Basic	572.0	132.7	401.2	132.7
Diluted	582.1	132.7	401.2	132.7

Avantor, Inc. and subsidiaries
Consolidated balance sheets

(in millions)	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$186.7	$184.7
Accounts receivable, net	988.8	931.2
Inventory	711.2	671.1
Other current assets	134.8	112.6
Total current assets	2,021.5	1,899.6
Property, plant and equipment	557.0	598.6
Other intangible assets, net	4,220.2	4,565.7
Goodwill	2,769.4	2,784.7
Other assets	205.2	63.0
Total assets	$9,773.3	$9,911.6
Liabilities and equity
Current liabilities:
Current portion of debt	$93.5	$142.4
Accounts payable	560.2	557.4
Employee-related liabilities	114.3	144.9
Accrued interest	74.2	76.6
Other current liabilities	232.3	174.9
Total current liabilities	1,074.5	1,096.2
Debt, net of current portion	5,023.0	6,782.3
Deferred income tax liabilities	785.4	907.5
Other liabilities	428.2	318.0
Total liabilities	7,311.1	9,104.0
Redeemable equity:
Series A preferred stock at redemption value	—	2,297.3
Junior convertible preferred stock	—	1,562.0
Total redeemable equity	—	3,859.3
Stockholders’ equity (deficit):
Mandatory convertible preferred stock including paid-in capital	1,003.7	—
Common stock including paid-in capital	1,748.1	(2,746.8)
Accumulated deficit	(203.7)	(238.4)
Accumulated other comprehensive loss	(85.9)	(66.5)
Total stockholders’ equity (deficit)	2,462.2	(3,051.7)
Total liabilities and equity	$9,773.3	$9,911.6

Avantor, Inc. and subsidiaries
Consolidated statements of cash flows

(in millions)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$70.6	$(53.3)	$37.8	$(86.9)
Reconciling adjustments:
Depreciation and amortization	97.3	101.1	398.9	404.6
Stock-based compensation expense	10.5	3.9	67.9	18.4
Other restructuring charges	0.4	28.4	10.4	28.4
Provision for accounts receivable and inventory	12.2	6.2	35.1	25.7
Deferred income tax (benefit) expense	(39.2)	31.8	(106.7)	(103.9)
Effect of one-time transition tax	—	(35.8)	—	(35.8)
Amortization of deferred financing costs	7.0	10.3	33.5	41.4
Loss on extinguishment of debt	3.5	—	73.7	—
Changes in assets and liabilities:
Accounts receivable	8.0	3.3	(68.9)	(83.4)
Inventory	3.0	(21.3)	(71.1)	(41.1)
Accounts payable	(2.8)	57.5	5.1	29.4
Other assets and liabilities	(73.9)	(47.1)	(51.7)	1.3
Other, net	(9.6)	(15.1)	(10.0)	2.4
Net cash provided by operating activities	87.0	69.9	354.0	200.5
Cash flows from investing activities:
Capital expenditures	(12.1)	(5.4)	(51.6)	(37.7)
Other	0.7	5.4	9.5	14.5
Net cash used in investing activities	$(11.4)	$—	$(42.1)	$(23.2)

Avantor, Inc. and subsidiaries
Consolidated statements of cash flows (continued)

(in millions)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Cash flows from financing activities:
Proceeds from issuance of stock, net of issuance costs	—	—	4,235.6	—
Redemption of series A preferred stock	—	—	(2,630.9)	—
Debt borrowings	1.3	35.7	1.3	35.7
Debt repayments	(53.2)	(90.1)	(1,878.6)	(185.5)
Cash paid for debt financing costs	—	—	—	—
Payments of dividends on MCPS	(16.2)	—	(31.3)	—
Payments of contingent consideration	—	—	(4.6)	(20.5)
Other	0.7	—	0.7	—
Net cash used in financing activities	(67.4)	(54.4)	(307.8)	(170.3)
Effect of currency rate changes on cash	4.2	(2.5)	(2.5)	(7.8)
Net change in cash and cash equivalents	12.4	13.0	1.6	(0.8)
Cash, cash equivalents and restricted cash, beginning of period	176.9	174.7	187.7	188.5
Cash, cash equivalents and restricted cash, end of period	$189.3	$187.7	$189.3	$187.7

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures

(in millions)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net income (loss)	$70.6	$(53.3)	$37.8	$(86.9)
Amortization	77.5	78.8	312.3	321.3
Net foreign currency loss from financing activities	1.8	6.3	1.9	6.5
Other stock-based compensation expense (benefit)	3.3	(0.7)	36.8	(0.7)
Loss on extinguishment of debt	3.5	—	73.7	—
Restructuring and severance charges	4.5	24.1	24.3	81.2
Purchase accounting adjustments	(3.5)	(3.8)	(10.7)	(1.0)
VWR transaction, integration and planning expenses	5.7	16.8	22.5	36.2
Other	3.0	3.1	3.2	8.5
Adjustment for U.S. tax reform act	—	21.5	—	(27.3)
Income tax provision applicable to pretax adjustments	(46.4)	(27.4)	(128.2)	(104.9)
Adjusted Net Income	120.0	65.4	373.6	232.9
Interest expense	98.0	135.1	440.0	523.8
Depreciation	19.8	22.3	86.6	83.3
Income tax provision applicable to Adjusted Net Income	25.8	12.9	131.0	105.3
Adjusted EBITDA	263.6	235.7	1,031.2	945.3
Ongoing stock-based compensation expense	7.4	4.6	31.1	19.1
Write-offs of working capital and other assets	9.3	21.9	29.2	22.1
Long-term incentive plan	(0.8)	1.5	4.3	9.6
Other	(1.1)	(0.7)	4.2	9.9
Management EBITDA	$278.4	$263.0	$1,100.0	$1,006.0

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures (continued)
Earnings per share

(shares in millions)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Diluted earnings (loss) per share (GAAP)	$0.09	$(0.94)	$(0.84)	$(2.69)
Dilutive impact of convertible instruments	0.02	0.73	0.19	2.35
Normalization for shares issued in IPO	—	0.13	0.71	0.21
Fully diluted earnings (loss) per share (non-GAAP)	0.11	(0.08)	0.06	(0.13)
Amortization	0.12	0.12	0.49	0.50
Net foreign currency loss from financing activities	—	0.01	—	0.01
Other stock-based compensation expense	0.01	—	0.06	—
Loss on extinguishment of debt	0.01	—	0.11	—
Restructuring and severance charges	0.01	0.04	0.04	0.13
Purchase accounting adjustments	(0.01)	(0.01)	(0.02)	(0.01)
VWR transaction, integration and planning expenses	0.01	0.03	0.03	0.06
Other	—	—	0.01	—
Adjustment for U.S. tax reform act	—	0.03	—	(0.04)
Income tax benefit applicable to pretax adjustments	(0.07)	(0.04)	(0.20)	(0.16)
Adjusted EPS (non-GAAP)	$0.19	$0.10	$0.58	$0.36

Weighted average shares outstanding:
Diluted (GAAP)	582.1	132.7	401.2	132.7
Incremental shares excluded for GAAP	62.9	130.3	51.9	130.3
Normalization for shares issued in IPO	(2.3)	379.7	189.6	379.7
Share count for Adjusted EPS (non-GAAP)	642.7	642.7	642.7	642.7

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures (continued)
Free cash flow and unlevered free cash flow

(in millions)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$87.0	$69.9	$354.0	$200.5
Capital expenditures	(12.1)	(5.4)	(51.6)	(37.7)
Free cash flow (non-GAAP)	74.9	64.5	302.4	162.8
Cash interest (net of tax)[1]	112.9	122.9	304.9	327.3
Unlevered free cash flow (non-GAAP)	$187.8	$187.4	$607.3	$490.1

[1]	Cash interest tax-effected using tax rates of 26% and 32% for the three months and year ended December 31, 2019 and 2018, respectively.
Net leverage

(dollars in millions)	December 31,
	2019		2018
Total debt, gross	$5,249.4		$7,162.9
Less cash and cash equivalents	(186.7)		(184.7)
	$5,062.7		$6,978.2

Trailing twelve months Adjusted EBITDA	$1,031.2		$945.3
Trailing twelve months ongoing stock-based compensation expense	31.1		19.1
Pro forma adjustment for projected synergies	26.8		29.7
	$1,089.1		$994.1

Net leverage (non-GAAP)	4.6	x	7.0	x

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures (continued)
Net sales

(in millions)	December 31,		Reconciliation of reported change to organic change
			Reported change	Foreign currency impact	Organic
	2019	2018
Three months ended:
Americas	$883.8	$857.9	$25.9	$(0.1)	$26.0
Europe	540.3	536.0	4.3	(15.1)	19.4
AMEA	99.9	80.0	19.9	1.0	18.9
Total	$1,524.0	$1,473.9	$50.1	$(14.2)	$64.3
Year ended:
Americas	$3,584.8	$3,460.9	$123.9	$(6.5)	$130.4
Europe	2,102.0	2,095.3	6.7	(113.9)	120.6
AMEA	353.5	308.1	45.4	(2.9)	48.3
Total	$6,040.3	$5,864.3	$176.0	$(123.3)	$299.3
Media Contact
Allison Hosak
Senior Vice President, Global Communications
Avantor
+1 610-573-2661
Allison.Hosak@Avantorsciences.com
Investor Relations Contact
Helen O’Donnell
Managing Director
Solebury Trout
+1 203-428-3213
Hodonnell@soleburytrout.com